
                                         THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                              Exhibit 11
                                                 COMPUTATION OF EARNINGS PER SHARE
                                               (in thousands, except per share data)

                                                              Thirteen weeks ended                     Twenty-six weeks ended
                                                        ----------------------------------       ---------------------------------
                                                         July 30, 1994     July 31, 1993         July 30, 1994       July 31, 1993
                                                        --------------      --------------       -------------       -------------
(a)  Earnings Before Cumulative Effect
       of Change in Accounting Principle..............        $23,518              $19,102            $41,075              $32,544

(b)  Cumulative Effect of Change in
       Accounting Principle...........................              -                    -             (4,300)                   _
                                                         -------------      --------------       -------------        ------------
(c)  Net Earnings.....................................        $23,518              $19,102            $36,775               32,544
                                                         =============      ==============       =============        ============

     Average number of Common Shares outstanding
       during the period..............................         59,270               60,855             59,256               60,781

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............          1,353                  982              1,299                1,087
                                                         -------------       -------------        ------------        ------------

(d)  Average number of Common Shares assumed
       outstanding during the period..................         60,623               61,837             60,555               61,868
                                                         =============       =============        ============        ============

     Earnings per Share Before Cumulative Effect
       of Change in Accounting Principle (a/d)........       $    .39              $   .31           $    .68               $  .53

     Cumulative Effect of Change in Accounting
       Principle (b/d)................................              -                    -               (.07)                   -
                                                          ------------       -------------         -----------         -----------
     Net Earnings per Share (c/d).....................        $   .39              $   .31           $     .61              $  .53
                                                          ============       =============         ===========        ============


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.